EXHIBIT 99.2

February 12, 2008

Walter “Mic” Michels

Re:  Incentive Letter Agreement

Dear Mic:

I want to express my appreciation for your continued loyalty and effort.  As you know, Analysts International Corporation (“Analysts” or “Company”) has begun a search for a new Chief Financial Officer (“CFO”).  Analysts recognizes this unavoidably impacts your feeling of security given the nature of your at-will employment so we want to provide you with assurance to enable you to perform your job to the best of your ability and with the utmost dedication.  Therefore, the purpose of this Incentive Letter Agreement (“Agreement”) is to alleviate concerns you may have about job stability in the short term and provide you certain assurances during this transition period.  Toward that end, Analysts is offering you the following commitments:

1.	Stay Bonus.
In order to provide you with incentive to stay with Analysts through the end of the second quarter of 2008 (at a minimum), Analysts will provide you with “stay bonuses” as follows:  If you stay employed the entire fiscal first quarter of 2008, you will be eligible to receive a “stay bonus” of $15,000; and if you stay employed the entire fiscal second quarter of 2008, you will be eligible to receive an additional “stay bonus” of $10,000.

Stay bonus payments are conditioned upon you (a) providing your full energy, cooperation and assistance to Analysts in the discharge of your duties and obligations as set forth herein, or otherwise required by law, and (b) complying with all existing Company policies, rules and conditions of employment.  Whether or not you satisfactorily meet the foregoing conditions will be determined in the sole reasonable judgment of the Chief Executive Officer (“CEO”).

2.	Severance.
Analysts is prepared to offer you the following severance commitments in the event your employment is terminated:

A.	Involuntary Termination.
In the event Analysts terminates your employment for reasons other than “Cause” (as defined below), you will receive severance equivalent to nine (9) months salary then in effect on the date of termination (less required deductions and payable in a lump sum) provided you remain available to work through a reasonable transition period not to exceed sixty (60) days.

B.	Voluntary Termination.
As before, you may terminate your at-will employment at any time.  However, you will only be eligible for severance upon a voluntary termination under the following conditions related to the appointment of a new CFO.  Upon the new CFO’s appointment, you must continue to work a 90-day period.  Beginning on the 91st day and continuing through the 120th day, you may give notice and voluntarily terminate your employment.  If you elect to do so, you will receive severance equivalent to three (3) months salary then in effect on the date of termination (less required deductions and payable in a lump sum) provided you remain available to work through a reasonable transition period determined by the new CFO, but not to exceed ninety (90) days from the date you give notice.

Severance payments are conditioned upon you (a) providing your full energy, cooperation and assistance to the Company in the discharge of your duties and obligations as set forth herein, or otherwise required by law, and (b) complying with all existing Company policies, rules and conditions of employment.  Whether or not you satisfactorily meet the foregoing conditions will be determined in the sole reasonable judgment of the Chief Executive Officer.

Unless mutually terminated beforehand, the aforementioned severance commitments will remain in effect for a period of not less than one year after the appointment of a new CFO.  After such time, Analysts may terminate this Agreement upon thirty (30) days notice to you.

Although we anticipate a mutually rewarding employment relationship with you, Analysts may terminate your employment immediately at any time for “Cause” which will nullify all severance obligations.  For purposes of this Agreement, “Cause” shall mean (i) your substantial failure or neglect, or refusal to perform, the duties and responsibilities of your position and/or the reasonable direction of the Board of Directors;  (ii) the commission by you of any willful, intentional or wrongful act that has the effect of materially injuring the reputation, business or performance of the Company; (iii) your conviction of, or your guilty or nolo contendere plea with respect to, any crime punishable as a felony; (iv)  your conviction of, or your guilty or nolo contendere plea with respect to, any crime involving moral turpitude; or (v) any bar against you from serving as a director, officer or executive of any firm the securities of which are publicly-traded.

3.	Title, Responsibilities, and Salary.
You will continue to serve as a full-time employee in the position of “Controller” and maintain your current duties and responsibilities.

Effective upon your execution of this Agreement and in recognition of your past efforts and performance, and your assumption of additional duties as reasonably assigned to you following the execution of this Agreement, you will also assume the title of “Assistant Treasurer.”

Your base salary will remain $150,000.  However, in the event you serve as interim CFO, your base salary will increase to $175,000 while you serve as interim CFO.  Your base salary will revert to $150,000 upon the appointment of a new CFO and any future adjustments to your compensation will be at the discretion of the new CFO and subject to CEO approval.

This Agreement does not alter the at-will nature of your employment and should not be construed as a guarantee or contract of employment for any particular duration of time.  Once executed, this Agreement can only be amended in writing, signed by both parties.  All existing obligations, terms and conditions of your employment to which you are already subject, including, without limitation, all fiduciary, non-disclosure and loyalty duties, and all confidentiality and non-solicitation obligations, will continue in full force and effect.  All amounts paid to you under this Agreement will be paid in accordance with existing payroll policies, and will be subject to customary withholding obligations and other deductions.

If you are in agreement with the foregoing, please sign two copies of this letter and return one of them to me.

Sincerely,

Elmer Baldwin
Chief Executive Officer
Analysts International Corp.

ACKNOWLEDGED AND AGREED:

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Walter Michels

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